Exhibit 10.8

ROCAP MARKETING, INC.

Conditional Stock Grant Agreement

Date of Grant:	August 11, 2014

Parties:

“Rocap”	Rocap Marketing, Inc., a Nevada corporation
3283 Windmist Ave., Thousand Oaks, CA 91362 U.S.A.

“Meyers”	Mark Meyers
3283 Windmist Ave., Thousand Oaks, CA 91362 U.S.A.

Premises:

A.	The Share Exchange Agreement dated May 27, 2014 among Rocap, Meyers and Spiral, LLC provides that Rocap will create a bonus program whereby Meyers will earn shares of Rocap common stock upon Spiral achieving milestones to be agreed upon.

B.	To fix the terms under which the bonus shares will be issued, the parties are making this agreement.

Agreement:

1.	If, during any fiscal quarter, Rocap/Spiral Operations (excluding payment of liabilities that were on the books of Rocap at June 30, 2014) provide net cash, calculated in accordance with generally accepted accounting principles, then Rocap will issue to Meyers a certificate for two million, sixty three thousand, sixty seven (2,063,067) shares of common stock. The certificate will be issued promptly after Rocap files with the SEC its quarterly or annual report for the measured quarter.

For purposes hereof, “Rocap/Spiral Operations” shall mean the operations of Rocap on a consolidated basis, but excluding (a) operations discontinued on July 1, 2014, and (b) the operations of any subsidiary acquired after July 1, 2014.

2.	If, during each of the three consecutive calendar months, Rocap records Adjusted Income From Operations derived from Rocap/Spiral Operations, then Rocap will issue to Meyers a certificate for two million, sixty three thousand, sixty six (2,063,066) shares of common stock. The certificate will be issued promptly after Rocap files with the SEC its quarterly or annual report for the quarter containing the third measured month.

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For purposes hereof, “Adjusted Income From Operations” shall mean Income from Operations, calculated in accordance with generally accepted accounting principles, including appropriate accruals but excluding any non-cash transactions such as stock-based compensation or amortization of goodwill.

3.	In the event that Rocap becomes party to a merger or consolidation in which Rocap is not the surviving entity, or in the event that Rocap sells substantially all of its assets and adopts a plan of liquidation, and if, on the date that Rocap executes the contract agreeing to such merger, consolidation or sale, Spiral LLC is a subsidiary of Rocap and has recorded revenue during the preceding fiscal quarter, then on the day prior to the effective date of such transaction Rocap will issue to Meyers a certificate for (a) four million, one hundred twenty-six thousand, one hundred thirty-three (4,126,133) shares of common stock less (b) any shares issued pursuant to Section 1 or Section 2 hereof. Upon the issuance of said certificate, Meyer’s right to receive shares pursuant to Section 1 or Section 2 hereof, whether accrued or not accrued, shall terminate.

4.	In the event that Meyers resigns from his position as an officer of Rocap, or if the Rocap board of directors removes Meyers from his position as an officer of Rocap for cause, then this agreement shall terminate, except with respect to rights accrued prior to the termination of employment.

5.	This agreement shall terminate on August 11, 2017.

ROCAP MARKETING, INC.

By:	/s/ Gordon McDougall	/s/ Mark Meyers
	Gordon McDougall, Secretary	MARK MEYERS

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